EXHIBIT 11
                   COMPUTATIONS OF NET INCOME PER COMMON SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                       YEARS ENDED DECEMBER 31,
                                                         1996           1995
                                                         ----           ----

PRIMARY:

   WEIGHTED AVERAGE SHARES OUTSTANDING                   10,184         9,388
   DILUTIVE STOCK OPTIONS                                   506           275
   OTHER COMMON SHARE EQUIVALENTS                           128            33
                                                         10,818         9,696
                                                        =======       =======

   NET INCOME                                           $ 9,016       $ 6,721
                                                        =======       =======

   PRIMARY EARNINGS PER SHARE                           $   .83       $   .69
                                                        =======       =======






The earnings per share and share data reflect the three-for-two stock split effected on February 5, 1996. Fully diluted earnings per common share has not been presented on the basis that the difference between fully diluted and primary earnings per share is less than $0.01 per share.